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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                      UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                  913 378 10 5
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                                 (CUSIP Number)

                                February 25,1999
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             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]    Rule 13d-1(b)

         [X]    Rule 13d-1(c)

         [ ]    Rule 13d-1(d)


                                Page 1 of 5 pages

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                                                               Page 2 of 5 pages

CUSIP No.:  913 378 10  5
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  1)     Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons

         Robert Geras
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  2)     Check the Appropriate Box if a Member of a Group

         (a)      Not Applicable
         (b)      Not Applicable
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  3)     SEC Use Only
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  4)     Source of Funds                              Personal funds
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  5)     Check if Disclosure of Legal Proceedings is Required Pursuant to Items
         2(d) or 2(e)

         Not Applicable
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  6)     Citizenship or Place of Organization              United States
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Number of         7)     Sole Voting Power                       350,000
Shares            --------------------------------------------------------------
Beneficially      8)     Shared Voting Power
Owned             --------------------------------------------------------------
by Each           9)     Sole Dispositive Power                  350,000
Reporting         --------------------------------------------------------------
Person With       10)    Shared Dispositive Power
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  11)    Aggregate Amount Beneficially Owned by Each
         Reporting Person                                        350,000
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  12)    Check if the Aggregate Amount in Row (9)
         Excludes Certain Shares
                                                                 Not Applicable
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  13)    Percent of Class Represented by Amount in Row (9)       16%
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  14)    Type of Reporting Person                                IN
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                                                               Page 3 of 5 Pages

ITEM 1

         (a)      NAME OF ISSUER:

                           Universal Automotive Industries, Inc.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           3350 North Kedzie, Chicago, Illinois  60618

ITEM 1(a)         NAME OF PERSON FILING:

                           Robert Geras

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                           2127 Valley Road, Northbrook, Illinois  60062

ITEM 2(c)         CITIZENSHIP:

                           United States

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                           Common Stock

ITEM 2(e)         CUSIP NUMBER:

                           913 378 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

        (a)    [ ] Broker or Dealer registered under Section 15 of the Act
        (b)    [ ] Bank as defined in Section 3(a)(6) of the Act
        (c)    [ ] Insurance company as defined in Section 3(a)(19) of the Act
        (d)    [ ] Investment company registered under Section 8 of the
                   Investment Company Act of 1940
        (e)    [ ] An investment adviser in accordance with Section
                   240.13d-1(b)(1)(ii)(E)
        (f)    [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F)
        (g)    [ ] A parent holding company, in accordance with Section
                   240.13d-1(b)(ii)(G)
        (h)    [ ] A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act
        (i)    [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
        (j)    [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)


ITEM 4.  OWNERSHIP



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                                                               Page 4 of 5 Pages

         (a)    Amount Beneficially Owned:

                       350,000 shares of Common Stock

         (b)    Percent of Class:

                       5.17%

         (c)    Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote        350,000

                (ii)  shares power to vote or to direct the vote

                (iii) sole power to dispose or to direct the
                      disposition of                                  350,000

                (iv) shared power to dispose or to direct the disposition of

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                   Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                   Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                   Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                   Not Applicable

ITEM 10. CERTIFICATION



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Signature.
         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    March 5, 1999

Signature:

          /s/ Robert Geras
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Robert Geras